Exhibit 10.2

INNVENTURE, INC.
NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION

Innventure, Inc. (the “Company”) hereby grants to Optionee an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below under the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”).  The Option is subject to all of the terms and conditions in this Notice of Grant of Nonqualified Stock Option (this “Grant Notice”), in the Nonqualified Stock Option Agreement attached hereto (the “Agreement”) and in the Plan.  Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice.  If there are any inconsistencies between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Optionee:	[NAME]
Type of Grant:	Nonqualified Option Right
Date of Grant:	[GRANT DATE]
Number of Shares Subject to the Option:	[#]
Option Price (per share):	$[##.##]
Vesting Schedule:
Subject to the conditions set forth in the Agreement, including but not limited to Optionee’s continuous service to the Company or a Subsidiary until the applicable vesting date, the Option shall vest and become exercisable [___________].

INNVENTURE, INC.

Nonqualified Stock Option Agreement

Innventure, Inc. (the “Company”) has granted, pursuant to the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”), to Optionee named in the Notice of Grant of Nonqualified Stock Option (the “Grant Notice”) to which this Nonqualified Stock Option Agreement is attached (together with the Grant Notice, this “Agreement”) an Option Right (the “Option”) to purchase shares of Common Stock as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.           Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2.          Grant of Option.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Grant, an Option to purchase the number of shares of Common Stock set forth in the Grant Notice at the Option Price specified therein.  The Option Price represents at least the Market Value per Share on the Date of Grant.  The Option is intended to be a nonqualified stock option.

3.           Vesting of Option.

(a)          Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Grant Notice if Optionee provides continuous service to the Company or a Subsidiary in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date of the Vesting Schedule, the “Vesting Period”).  Any portion of the Option that does not so become Vested will be forfeited, including, except as provided in Section 3(b) or 3(c) below, if Optionee ceases to provide continuous service to the Company or a Subsidiary prior to the end of the Vesting Period.  For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment or consulting relationship, as applicable, with the Company or a Subsidiary.  Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)         Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall Vest in full upon a termination of Optionee’s service as a result of Optionee’s death or Disability.

(c)         Notwithstanding Section 3(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period, the Option shall Vest in accordance with Section 5 below.

4.          Right To Exercise; Termination of the Option.  Any portion of the Option that becomes Vested in accordance with Section 3 or Section 5 shall remain exercisable until, and shall terminate on, the earliest of the following dates:

(a)          Sixty (60) days after any termination of Optionee’s service unless such termination of service (i) is a result of a termination by the Company without Cause or by Optionee for Good Reason as described in Section 4(b), (ii) is due to Optionee’s death or Disability as described in Section 4(c) or 4(d), or (iii) is a result of a termination for Cause as described in Section 4(e);

(b)         One (1) year after termination of Optionee’s service by the Company without Cause or by Optionee for Good Reason that occurs within two (2) years after a Change in Control;

(c)          One (1) year after Optionee’s death if such death occurs while Optionee is providing service to the Company or any Subsidiary;

(d)          One (1) year after Optionee’s termination of service due to Disability;

(e)          The date of termination of Optionee’s service by the Company or any Subsidiary for Cause; or

(f)          Ten (10) years from the Date of Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the tenth anniversary of the Date of Grant.

5.           Effect of Change in Control.

(a)        Notwithstanding Section 3(a) above, if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously providing service to the Company or a Subsidiary, a Change in Control occurs, then the Option will Vest in full, except to the extent that a Replacement Award is provided to Optionee in accordance with Section 5(b) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”) immediately prior to (and contingent upon) the Change in Control.

(b)         For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based stock options) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of service or Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this paragraph are satisfied will be made by the Board or the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)         If, within two (2) years after receiving a Replacement Award, Optionee experiences a termination of service to the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by Optionee for Good Reason during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest.

6.           Exercise and Payment of Option.  To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock.  Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) subject to any conditions or limitations established by the Board or the Committee, by the withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (c) by a combination of such methods of payment, or (d) by such other methods as may be approved by the Board or the Committee.

7.          Transferability, Binding Effect.  Subject to Section 15 of the Plan, the Option is not transferable by Optionee other than by will or the laws of descent and distribution, and in no event shall the Option be transferred for value.

8.           Certain Definitions.

(a)         “Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment or consulting agreement in effect as of the Date of Grant between Optionee and the Company or any Subsidiary (a “Service Agreement”) or as set forth in a severance plan in which Optionee participates as of the Date of Grant, if any, in each case, or, if Optionee does not have a Service Agreement or participate in such executive severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Cause”), then “Cause” shall mean (i) Optionee’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) Optionee’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates in any material way, (iii) Optionee’s material failure to perform duties as reasonably directed by the Company or Optionee’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Company or its affiliates or its or their business (which, if curable, is not cured within 30 days after notice thereof is provided to Optionee) or (iv) Optionee’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its affiliates.

(b)         “Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to perform Optionee’s duties to the Company or its affiliates by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can reasonably be expected to last for a continuous period of not less than six months.

(c)         “Good Reason” shall have the meaning set forth in Optionee’s Service Agreement or set forth in a severance plan in which Optionee participates as of the Date of Grant, if any, or, if Optionee does not have a Service Agreement or participate in such severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Good Reason”), then “Good Reason” shall mean the occurrence of any of the following events without Optionee’s express written consent: (i) an involuntary material reduction in Optionee’s then-current base salary or base pay; (ii) a material diminution in Optionee’s authority, duties or responsibilities; (iii) a mandatory relocation of Optionee’s primary work location to a location more than 50 miles from Optionee’s work location as of the date of this Agreement; or (iv) a material breach by the Company of the terms of this Agreement or any other material agreement with Optionee.  To terminate Optionee’s service for Good Reason, Optionee must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances.  If Optionee does not terminate Optionee’s service for Good Reason within 30 days after the expiration of the Company’s cure period, then Optionee will be deemed to have waived Optionee’s right to terminate for Good Reason with respect to such grounds.

9.           No Dividend Equivalents.  Optionee shall not be entitled to dividends or dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

10.         Adjustments.  The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

11.         Taxes and Withholding.  To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or other person under the Option, Optionee agrees that, unless otherwise determined by the Committee, the Company will withhold in the form of shares of Common Stock any taxes or other amounts required to be withheld by the Company under federal, state, local or foreign law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible.  To the extent that the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.  The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Optionee’s income.  In no event will the market value of Common Stock to be withheld pursuant to this Section 11 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes required to be withheld.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Optionee with respect to any payment provided to Optionee hereunder, and Optionee shall be responsible for any taxes imposed on Optionee with respect to any such payment.

12.         Compliance with Law.

(a)          The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.  The Option shall not be exercisable if such exercise would involve a violation of any law.

(b)         Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement or otherwise limits Optionee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002) and (ii) nothing in this Agreement prevents Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Optionee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

13.        No Right to Future Awards or Service.  The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.  The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained in this Agreement will confer upon Optionee any right to provide service or continue to provide service to the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate Optionee’s service or adjust the compensation of Optionee.

14.         Relation to Other Benefits.  Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15.        Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the Option without Optionee’s consent, and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

16.         Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.         Relation to Plan; Clawback.

(a)          The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

(b)        Optionee acknowledges and agrees that the terms and conditions set forth in the Innventure, Inc. Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference.  To the extent the Clawback Policy is applicable to the Recipient, it creates additional rights for the Company with respect to applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation awards granted to Optionee by the Company.  Notwithstanding any provisions in this Agreement to the contrary, applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by Optionee to the Company to the extent Optionee is, or in the future becomes, subject to (i) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.  By accepting the Option award under the Plan and pursuant to this Agreement, Optionee consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that Optionee is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup other applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Optionee of any such amounts, including from Optionee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

18.         Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means.  Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

19.         Governing Law; Venue.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.  In addition, Optionee agrees that state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding against Optionee based on or arising out of this Agreement and Optionee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Optionee; (c) irrevocably waives any other requirement (whether imposed by statute, rule of court or otherwise) or any objection which Optionee now or hereafter may have with respect to personal jurisdiction, venue or service of process.

20.       Successors and Assigns.  Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

21.        Acknowledgement.  Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

INNVENTURE, INC.

By:

Name:
Title:
Date:

Optionee Acknowledgment and Acceptance

By:

Name:
Date: